For Immediate Release

NORTHERN CHEYENNE NATION SIGNS CASINO MANAGEMENT AGREEMENT WITH FULL HOUSE RESORTS

Las Vegas, May 26, 2005 - Full House Resorts, Inc. (OTCBB: FHRI) ("Full House") announced today that the Northern Cheyenne Nation of Montana (the Tribe) has signed a Development and Management Agreement with Full House Resorts which is subject to the approval of the National Indian Gaming Commission in accordance with federal law.

The Northern Cheyenne's proposed site is already land held in trust, located approximately 25 miles north of Sheridan, Wyoming at a recreational destination on the Tongue River Reservoir in southeastern Montana. Sheridan County with a population of almost 30,000 and no legal gambling will be the primary target market. The two parties will work together on the design, size and site plan of the gaming facility on the tribe's 554 acre Tongue River site. The first phase of the project will include a 20,000 to 25,000 square foot, first class facility, housing approximately 200 to 250 video gaming machines, live poker, restaurant and an RV Park. The design will allow for expansion of the gaming area, additional food and beverage outlets and a hotel in a future phase. It is anticipated to open 12 to 18 months from now, pending all regulatory approvals, with a cost for the first phase of $10 million to $15 million. The tribe currently has a Class III Gaming Compact with the State of Montana and will be consulting with the State on the new casino.

Greg Violette, Chief Operating Officer of Full House, stated that "I'm honored that the Northern Cheyenne have signed a Management Agreement with Full House Resorts. They have a very aggressive plan for economic development. The Tribe has a great deal of land with an abundance of opportunity, and Full House will assist the tribe with the implementation of all phases of its economic development plan."

Eugene Little Coyote, President of the Northern Cheyenne Tribe, stated that "We are confident that Full House is the right partner to assist the Tribe with the means by which the Tribe can begin to independently generate the capital resources that are needed to adequately finance our socio-economic development. The signing of the casino management agreement is the beginning of long term growth and prosperity for our Nation. The Tribe wants to ensure that its economic development is environmentally sound and culturally appropriate to preserve its beautiful homelands. There is a long way to go, but the most important step in any journey is the first step. It is exciting and wonderful."

Andre Hilliou, Chief Executive Officer of Full House, stated that "We have been working very hard to identify growth opportunities since we took over the management of Full House one year ago, and it is gratifying to now see the fruit of our efforts. We promised our Board that we would increase shareholder value. We now have the possibility of three, and possibly more new projects. With the signing of this management agreement with the Northern Cheyenne we are now seeing the results of our efforts."

About Full House Resorts

Full House Resorts, Inc. develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi for the development and management of a first-class casino resort in the Battle Creek, Michigan area, which is presently under development. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of approximately 1,400 gaming devices, a 450-seat buffet, a 50-seat diner and an entertainment lounge area. The Company was recently named developer and manager for the gaming development project of the Nambe Pueblo of New Mexico and by the Manuelito Chapter of Navajo Indians of New Mexico. Additionally, the Company is actively pursuing other Indian and non-Indian gaming development and management opportunities.

Forward-looking Statements

No assurances can be given that any agreement, development, project or venture mentioned or contemplated by this release will occur. Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different from that expressed or implied in such statements.

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For further information, contact

Andre Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800